Spectrum Pharmaceuticals Appoints Nora E. Brennan as Chief Financial Officer
HENDERSON, Nev. – May 11, 2022 – Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biopharmaceutical company focused on novel and targeted oncology therapies, today announced the appointment of Nora Brennan as Chief Financial Officer effective May 25, 2022. Ms. Brennan has served on Spectrum’s Board of Directors and as Chairperson of the Audit Committee since December 2020, and will relinquish her Board duties to assume this new role.

“We are thrilled to have Ms. Brennan join Spectrum’s senior leadership team as we progress our two late-stage assets toward commercialization,” stated Tom Riga, CEO of Spectrum Pharmaceuticals. “Nora has been a strong board member and her experience as the audit committee chair will serve her well in her new role. She is an accomplished business executive and I’m looking forward to working with her to advance our company.”

“Spectrum is in the midst of transformation with an exciting future and I am looking forward to joining the management team. During my time on the Board, I have experienced firsthand the great potential in their clinical programs and confident in my ability to help position the company to maximize shareholder value.” said Ms. Brennan.

Most recently, Ms. Brennan served as Chief Financial Officer of Fore Biotherapeutics, a private precision oncology company pioneering the development of cancer therapies driven by functional genomics. Prior to Fore, she was the Chief Financial Officer of TELA Bio, Inc., where she guided the company through a successful IPO and follow-on financing. Previously, Ms. Brennan spent 11 years as the Senior Vice President of Treasury and Investor Relations at Integra LifeSciences Holdings Corporation, where she served in numerous capacities and led Integra through a myriad of financings. She was key to the capital markets strategy over a significant period of time and successfully integrated 18 acquisitions leading to significant revenue growth for the company. She earned her B.A. in Economics from the University of Illinois at Urbana-Champaign and received her MBA from the University of Chicago Booth School of Business.

With Ms. Brennan’s announcement, Brittany Bradrick who was recently appointed to the Board will now assume the role of Chairperson of the Audit Committee.

11500 S. Eastern Ave., Ste. 220 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a biopharmaceutical company focused on acquiring, developing, and commercializing novel and targeted oncology therapies. Spectrum has a strong track record of successfully executing across the biopharmaceutical business model, from in-licensing and acquiring differentiated drugs, clinically developing novel assets, successfully gaining regulatory approvals and commercializing in a competitive healthcare marketplace. Spectrum has a late-stage pipeline with novel assets that serve areas of unmet need. This pipeline has the potential to transform the company in the near future. For additional information on Spectrum Pharmaceuticals please visit www.sppirx.com.

Notice Regarding Forward-looking Statements

This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management's current beliefs and expectations. These statements include, but are not limited to, statements that relate to Spectrum’s business and its future, including certain company milestones, Spectrum's ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, the timing and results of FDA decisions, and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the company's reports filed with the Securities and Exchange Commission. The company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc and its affiliate. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

© 2022 Spectrum Pharmaceuticals, Inc. All Rights Reserved

Contacts:
Robert Uhl
Managing Director, ICR Westwicke
858.356.5932
robert.uhl@westwicke.com
11500 S. Eastern Ave., Ste. 220 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI

Tom Riga
Chief Executive Officer
949.788.6700
InvestorRelations@sppirx.com

11500 S. Eastern Ave., Ste. 220 • Henderson, Nevada 89052 • Tel: 702-835-6300 • Fax: 702-260-7405 • www.sppirx.com • NASDAQ: SPPI